Child, Sullivan & Company

A PROFESSIONAL CORPORATION OF CERTIFIED PUBLIC ACCOUNTANTS

 1284 West Flint Meadow Drive, Suite D, Kaysville, UT 84037             Phone:  801-927-1337  Fax:  801-927-1344

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

MoJo Entertainment, Inc.

Las Vegas, NV

We hereby consent to the inclusion in the Form SB-2/A Registration Statement of our Report of Independent Registered Public Accounting Firm dated December 2, 2005, on our audit of the financial statements of MoJo Entertainment, Inc. as of October 31, 2005 and December 31, 2004, and for the ten months ended October 31, 2005, the year ended December 31, 2004, and for the period of December 29, 2003 (inception) to October 31, 2005.

Sincerely,

Child, Sullivan & Company

Child, Sullivan & Company

Kaysville, UT

March 15, 2006